Exhibit 10.16

EMPLOYMENT AGREEMENT

DATED April 15, 2002

BY AND BETWEEN

DYANCQ INTERNATIONAL, INC.

a Nevada corporation

(“Company”)

AND

Richard Valentine

(“Employee”)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective April 15, 2002 (the “Effective Date”) between DYNACQ INTERNATIONAL, INC., a Nevada corporation (the “Company”), and Richard Valentine (“Employee”). The Company by this Agreement employs Employee and Employee accepts employment on the terms and conditions that follow:

1. POSITION; DUTIES; PRINCIPAL OFFICE. Employee will be employed with the titles, positions, and responsibilities (the “Duties”) of Vice President-Operations and Marketing for the Company. Employee shall report directly to the Company’s Chief Operating Officer.

2. SALARY. Employee will be paid an annual salary (the “Base Salary”) of $175,000, payable in accordance with the normal payroll practices of the Company.

3. TERM. The term of employment under this Agreement shall be a period of five (5) years commencing on the Effective Date of this Agreement, and ending on the fifth anniversary of such date, unless earlier terminated as provided in this Agreement, or extended by mutual agreement of the Company and Employee. Notwithstanding the foregoing, for a period of ninety (90) days following the date of this Agreement (the “Probationary Period”), either party may terminate the agreement with or without cause and Employee shall be entitled to receive only his Base Salary on a pro rata basis to the date of termination. In the event of a termination during the Probationary Period, any uvested Options, as defined below, shall immediately terminate and the covenant not to compete in Section 15 hereof shall immediately cease.

4. EXPENSES. Employee will be reimbursed for all reasonable expenses incurred in the performance of Employee’s Duties.

5. EMPLOYEE BENEFITS AND VACATION. Employee will be entitled to participate in the Company’s health plan and in any other benefit plans provided by the Company to its employees, subject to Employee’s qualification to participate on the same basis as other employees (length of service, health status, etc.). In addition, Employee shall be entitled to a minimum three (3) weeks of paid vacation per year, and additional time if needed and agreed to by the CEO.

6. EXECUTIVE BENEFITS. Employee will be provided an automobile allowance of $750.00 per month to purchase and/or lease an automobile of recent make that befits his professional and business status with the Company and shall be eligible to participate in the Company’s executive bonus plans or programs which may be adopted from time-to-time by the Company on the same or a similar basis with the other executive officers of his level and productivity, subject to the final determination and approval of the Compensation Committee of the Board of Directors in its sole discretion in view of Employee’s existing benefits, bonus participation, salary, stock options and other remuneration, all of which shall be considered. A Bonus Plan will be established that will allow employee to receive an annual bonus of 50% of his annual salary based on objective performance parameters. After the end of the fiscal year, the Company’s board of directors shall determine, in their sole discretion, which performance parameters have been met by Employee and the Employee’s bonus shall be payable on or before

March 31 following such fiscal year. In the event Employee is entitled to a bonus payment for service during a partial year, such bonus payment shall be calculated on a pro rata basis for the months served during such year.

7. INCENTIVE STOCK OPTION GRANT - UPON EMPLOYMENT. Employee is hereby granted an incentive stock option grant (the “Option”) pursuant to the ISO Agreement referred to below under the Dynacq International, Inc. Year-2002 Stock Incentive Plan (the “Stock Plan”) a copy of which has been provided to Employee, and is attached hereto as Exhibit “A,” to purchase 100,000 shares of the Company’s common stock, $.001 par value (the “Common Stock”) at an exercise price equal to the Fair Market Value as defined in Section 2.22 of the Stock Plan ($6.07 per share) which represents the closing sales price per share on the date the Company and Employee agreed to the material Employment Agreement terms and material Option terms, including the number thereof, the expiration date for vesting and exercise, the exercise price, and other terms and conditions on February 4, 2002, The right to purchase Common Stock issuable pursuant to the Option will vest over a five-year period with: (i) 20% vesting the first year, (ii) 20% vesting the second year, (iii) 20% vesting the third year, (iv) 20% vesting the forth year, and (v) 20% vesting the fifth year, per full year of employment. Notwithstanding anything in this Agreement to the contrary, with respect to the grant of the Option, the terms thereof, the rights and obligations of Employee with respect thereto or any ambiguity, conflict, interpretive question or matter not specifically addressed and answered herein which rise out of this Employment Agreement, the ISO Agreement or the Stock Plan (the “ISO Issues”) the terms of the Stock Plan shall first control, secondly the terms of the ISO Agreement shall control subject to the terms of the Stock Plan and lastly the terms of this Employment Agreement shall control. If ISO Issues remain after reviewing the foregoing agreements the Employee and Company agree that the Compensation Committee (the “Committee”) shall be entitled to resolve any ISO Issues as provided for in Section 3 of the Stock Plan and elsewhere therein. In addition, the Company shall cause its Compensation Committee to provide Employee with evidence of its separate and formal approval acting in its official capacity of the ISO Agreement and this Agreement.

8. TERMINATION OF EMPLOYMENT – WITHOUT CAUSE. If Employee is terminated without cause, all of Employee’s Options outstanding under the ISO Agreement (but only to the, extent specifically provided for therein) and/or the Stock Plan (if not previously forfeited and/or vested and subject to the terms of the ISO Agreement) on the date of such termination shall immediately vest and become immediately and fully exercisable for a period of three (3) months from the date of termination, and Employee will receive six months severance pay (based on Employee’s base salary during the year of termination) within 30 days of such termination. In addition, Employee’s Non-Compete Covenant, set forth in Section 15 hereof shall immediately terminate.

9. CHANGE OF CONTROL - In the event of a “Change in Control,” as defined in the Stock Plan (“Change in Control”), all of Employee’s outstanding incentive stock options will immediately vest and become immediately and fully exercisable, as provided herein or in any stock option or incentive agreement or in the Stock Plan, whichever shall provide the greatest benefit to Employee as Employee may elect, and if Employee is terminated within six (6) months following the Change-in-Control (and the Company shall use its best efforts to require the corporation acquiring control to assume the terms of this Agreement) other than for cause, death or disability, Employee will receive six (6) months severance pay In addition to the consideration provided for in Section 15 below for Employee’s Non-Compete Covenant, if the covenant is not waived by the Company or its legal successor in interest in its sole and absolute discretion.

10. EMPLOYMENT AGREEMENT. At such time as the Company enters into employment and/or incentive agreements with its key employees, Employee shall have the opportunity to negotiate for substantially equivalent terms with the Company and the Company shall negotiate in good faith with Employee to achieve a result in the best interests of the Company and its shareholders; provided, however, the terms of this Employment Agreement shall not be changed unless Employee and the Company (through the Compensation Committee) enter into a new written agreement, duly executed by both parties, in form and substance satisfactory to each in their sole and absolute discretion,

11. DIRECTORS AND OFFICERS INSURANCE. The Company and Employee shall negotiate an Indemnification Agreement providing Employee with the maximum indemnification provided by Nevada or other applicable law and such other permissible benefits, including the advancement of expenses to Employee to cover reasonable defense fees and costs, to the maximum extent permitted by applicable laws.

12. PROPRIETARY INFORMATION.

(a)	In connection with the performance of the Duties, the Employee acknowledges that he will acquire Proprietary Information (as defined below) from the Company and/or its affiliates (collectively the “Company Group”). The use of the word Company in this Agreement shall also include when referring to the rights or obligations of the Company or Employee hereunder shall include the Company Group as appropriate or applicable in the context used. Accordingly, the Employee agrees that all Proprietary Information acquired by him hereunder shall be safeguarded with the same degree of control and care as a reasonably prudent person would exercise with respect to his or her own similar information, and that the same shall be returned to the owner of such Proprietary Information upon the owner’s request.

(b)

The Employee agrees (i) to treat in strict confidence any proprietary or other confidential information received from the Company Group (whether tangible or intangible), including, without limitation, client lists, lists of referral sources, business prospects, pricing and cost information, operating results of individual healthcare facilities, employees’ names, compensation and other information, regulatory and legal issues, accounting and reporting matters, trade secrets, patents, copyrights, concepts, inventions, processes, formulas, know-how, data and information, whether such information is of a technical or a business nature, and all copies of any of the foregoing whether or not in writing or in any electronic or computer storage medium (“Proprietary Information”), (ii) that he will not disclose any Proprietary Information to third parties, except as specifically permitted herein, and (iii) that he will not use any

Proprietary Information for any purpose not contemplated by this Agreement without the written permission of the Company, including any use for personal gain or benefit whether directly or indirectly.

(c)	Information that is to be excluded from the term “Proprietary Information” is any intonation that:

(i)	has been published or is otherwise in the public domain at the time of the disclosure;

(ii)	becomes public through no fault of Employee or of the party receiving such information;

(iii)	was already in the possession of Employee prior to employment or the party receiving such information is rightfully in possession thereof without knowledge of, or a breach of, any applicable confidentiality requirements or other restrictions;

(iv)	is obtained from a third party who is lawfully in possession of said information and is not subject to a contractual or fiduciary relationship to the party receiving or providing such information or any other person; or

(v)	is disclosed pursuant to a mandatory requirement of a governmental agency or by operation of law.

(d)	The provisions of this Section 12 shall apply for so long as Employee provides services to the Company Group in any capacity, whether or not pursuant to this Agreement, and shall survive the termination of this Agreement for so long as the information remains Proprietary Information,

13. INTELLECTUAL PROPERTY RIGHTS. Except for Proprietary Information owned by the Employee which is designated in writing to the Company prior to the execution hereof as Exhibit “B” hereto, the Employee agrees that all ideas, proposals, valuation processes, Ambulatory Surgical Centers (“A&S”) and Surgical Hospital economic models, profiles or operating processes or architectural designs, insights, knowledge, writing, drawings, inventions, designs, parts, machines or processes developed as a result of, or in the course of, the Duties rendered to the Company Group or by the Employee during the term of this Agreement, whether or not patentable or subject to copyright, shall be the property of the Company Group. Subject to the foregoing exception, the Employee herewith assigns all rights in the foregoing intellectual property to the Company Group and shall supply all assistance, both while an Employee of the Company and after leaving the Company, reasonably requested in securing for the Company Group’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such intellectual property, and shall provide full information regarding any such item and execute all appropriate documentation prepared by the Company Group in applying or otherwise registering, in the name of the appropriate entity comprising part of the Company Group, all rights, to any such item. The Employee shall prominently mark all written information with an appropriate legend that the material contained therein is the property of the Company and that the information is confidential and proprietary and not to be reproduced or used by other parties. The Company Group shall have the right to sell, or grant licenses to use, any of such intellectual property to others, including, without limitation, any such intellectual property derived from any business practices journal prepared in connection with the Duties provided. If the Employee’s assistance is required after the departure of the Employee from the Company, the Company will reimburse Employee for any out-of-pocket expenses incurred in the performance of the needed assistance.

14. TERMINATION OF EMPLOYMENT.

(a)

FOR CAUSE. Nothing herein shall prevent the Company from terminating the Employee, without prior notice, for “Cause” (as hereinafter defined), in which event the Employee shall be entitled to receive his Base Salary on a pro rata basis to the date of termination. In the event of such termination for Cause, all other rights and benefits the Employee may have under any employee benefit, bonus and stock option plans and programs of the Company shall be determined in accordance with the terms and conditions of Section 15 of this Agreement and any loans, advances or undocumented expenses (not previously included by the Company in a W-2 or Form 1099) shall be immediately due and payable. The term “Cause” shall mean (i) the Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company, intending to enrich himself at the expense of the Company, (ii) the Employee has been convicted of a felony (or entered a plea of nolo contendere to a felony charge), (iii) the Employee has engaged in conduct that has caused material injury, monetary or otherwise, to the Company, including the violation of any material law or regulation applicable to the Company, (iv) the Employee, in carrying out his Duties hereunder, has been guilty of gross neglect or gross misconduct, or any act or omission involving intentional misconduct or a knowing violation of law, (v) the Employee has refused to carry out his Duties as they now exist or as changed from time-to-time or to follow the reasonable written direction of the Board of Directors of the Company or any senior officer and, after receiving written notice to such effect from the Compensation Committee, and the Employee fails to cure the existing problem within fifteen (15) days, with notice not being required if it is determined the problem is not curable, (vi) the Employee has materially breached this Agreement and has not remedied such breach within fifteen (15) days after receipt of written notice from the Compensation Committee that a breach of this Agreement has occurred (written notice being required only if the breach can be remedied or cured), or (vii) the Employee has breached (as determined by legal advice of independent outside counsel appointed by the Compensation Committee) any legal duties to the Company provided by the laws of its state of incorporation, whether Nevada or any other state (if reincorporated by merger or otherwise to another state), including, primarily, those applicable to officers and directors including, but not limited to, breach of the duty of loyalty, receiving improper benefits, not disclosing material conflicts of interest or an act or omission for which the liability of an officer or director is expressly provided for by statute.

(b)	DEATH. If the Employee dies, this Agreement shall terminate on the date of death. In the event of such termination due to death, all other rights and benefits the Employee (or his estate) may have under the employee benefit, bonus and/or stock option plans and programs of the Company, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

(c)	DISABILITY. In the event the Employee suffers a “disability” (as hereinafter defined), this Agreement shalt terminate on the date on which the Disability occurs and the Employee shall be entitled to his Base Salary for six (6) months offset by any disability pay under the Company’s disability insurance program or any applicable disability policy even if the policy is net maintained by the Company. In the event of such termination due to Disability, all other rights and benefits the Employee may have under the employee benefit, bonus and/or stock option plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. For purpose of this Agreement, “Disability” shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Company described in Section 1 for a period that can be reasonably expected to last more than ninety (90) days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Company by appropriate correspondence from registered physicians reasonably satisfactory to the Company. Nothing in this Section 14 or in this Agreement shall be deemed to require or permit the Company to take an illegal or wrongful act under the Americans with Disabilities Act or any other applicable law or regulation.

(d)	CESSATION OF OPERATIONS. In the event the Board of Directors determines that the Company should cease operations, whether through dissolution and liquidation or otherwise, this Agreement shall terminate thirty (30) days following the date of such determination or at such earlier time as the parties may agree. In such event: (i) Employee shall be entitled to receive his Base Salary for six (6) months after termination of his employment hereunder, as liquidated damages under this Agreement, (ii) the Company shall be deemed to have performed all of its obligations under this Agreement, (iii) all rights and benefits the Employee may have under any employee benefit, bonus and/or stock option plans of the Company shall be determined in accordance with the terms and conditions of such plans and programs, and (iv) the Non-Compete provision in Section 15 hereof shall immediately cease.

(e)	VOLUNTARY TERMINATION. The Employee may voluntarily terminate his employment under this Agreement at any time by providing at least ninety (90) days’ prior written notice to the Company, provided, however, the notice requirement and the remaining employment period may be waived or reduced, respectively, by the Company in whole or in part. In such event, the Employee shall be entitled to receive his Base Salary until the date his employment terminates, and all other benefits the Employee may have under any employee benefit, bonus and/or stock option plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Voluntary Termination shall not include “Resignation For Good Reason” defined as follows;

(i)	the assignment to the Employee of any lesser duties inconsistent with the Employee’s executive position (including status, offices, titles or reporting relationships), authority, duties or responsibilities as contemplated by Section 1 hereof, that results in a long-term material diminution in such position, authority, duties or responsibilities, but excluding for these purposes (i) any isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee; or (ii) the hiring of additional senior officers whose rank may exceed Employees or changes in, or the assignment of, additional duties which are required as part of the Company’s business needs but do not result in a substantial and material diminution of Employee’s position and responsibilities as a senior officer;

(ii)	any material failure by the Company to honor its material obligations under this Agreement but only after Employee provides the Company thirty (30) days written notice and an opportunity to cure such failure within such period;

(iii)	any failure by the Company to obtain an assumption of this Agreement by a successor corporation as required under Subsection 14(f) hereof;

(iv)	any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement; or

(v)	a material reduction in salary, bonus, benefits or overall remuneration unrelated to the performance of Employee’s Duties, or as a result of the Company’s financial condition, in which case the compensatory and benefit reductions shall be on a basis not materially inconsistent with those of other executive officers.

(f)	TERMINATION IN THE EVENT OF A CHANGE OF CONTROL. In the event of a. Change of Control (as defined in the Stock Plan) of the Company in which subsection (d) above does not apply, either Company or Employee may terminate this Agreement upon written notice at any time after such Change of Control occurs (but in any event not later than six (6) months after the Change of Control). In the event of the termination of this Agreement by either party under this subsection, (i) all of Employee’s outstanding incentive stock options or other awards granted under the Stock Plan will immediately vest and become immediately and fully exercisable and any restrictions or requirements with respect to any prior grants of Restricted Stock or, Performance Shares as defined in the Stock Plan or other awards thereunder will be deemed waived or met, and (ii) the Company or its successor shall be obligated (Y) to pay Employee the consideration provided in Section 9 above and in Section 15 below (unless the Non-Compete Covenant is waived or not enforced by the Company or its successors and assigns), and (Z) to continue the Employee under the Company’s health plan and to pay the premiums therefore to the extent such plan remains in effect and Employee remains eligible to participate in same, in lieu of any other rights, claims or benefits created or receivable under this Agreement,

15. COVENANT NOT TO COMPETE. It was a mandatory and material condition imposed by the Company for Employee to enter into this Agreement and grant the Company the Non-Compete Covenant contained herein, and in consideration provided for therein and herein Employee agrees with the Company that during the period of his employment and for a period of two (2) years (the “Restricted Period”) following his termination of employment for any reason, whether by resignation (with or without good reason), termination by the Company for cause or without cause, or any other reason whatsoever, except for Employee’s association with Houston Community Hospital, Inc., Employee will not compete, whether directly or indirectly as an owner, partner, shareholder, member, sole proprietor, consultant, manager, officer, director or in any other capacity except as a passive investor without managerial responsibilities, in the ownership or operation of ASC’s or hospitals in (i) Houston, Texas, Harris County, Texas, and in all contiguous counties and (ii) in such other counties (including all contiguous counties) where the Company or its affiliates own and/or operate, whether directly or indirectly, any ASC or hospital in the State of Texas or any other of the forty-nine (49) states of the United States of America. In the event Employee voluntarily terminates his employment, he shall not be entitled to severance pay or any other additional payments of consideration for this covenant not to compete, In the event Employee’s employment is terminated without cause, he shall be entitled to the consideration provided for in Section 8 and he shall be additionally entitled to his full Base Salary in effect as of the date of termination, payable in monthly installments commencing in month seven (7) following his termination of employment through the final month of this covenant not to compete. If Employee’s employment is terminated for cause or if Employee resigns without good reason, Employee shall not be entitled to any severance benefits, and Employee’s outstanding incentive stock options under the Stock Plan or any other benefits provided for thereunder including but not limited to restricted stock, stock appreciation rights, performance shares or cash bonus programs which are not then vested, exercised and paid or performed in full will terminate and Employee shall receive no additional consideration for Employee’s covenant not to compete. The Company or its legal successors or permitted assigns may waive its rights under this Section 15 and in that event Employee shall not be entitled to the consideration for this covenant not to compete specified in this Section 15 and may compete with the Company in any area or in any legal manner; provided, however, the provisions and restrictions relating to the use or disclosure of Proprietary Information shall continue to apply.

16. SOLICITATION. Employee hereby agrees that during the Restricted Period, he will not directly or indirectly, solicit or participate as employee, agent, consultant, stockholder, director, partner or in other individual or representative capacity in any business which solicits, business from any person, firm, corporation or other entity which is or was a customer, supplier or business associate of the Company, or from any successor in interest to any such person, firm, corporation or other entity for the purpose of securing business, contacts, or developing a hospital or ASC. Further, Employee hereby agrees that he will not directly or indirectly, entice, encourage, ask or otherwise promote employees of the Company to terminate their employment with the Company

17. NOTICES. Any notices required or permitted hereunder shall be sufficient if in writing and sent by certified mail, return receipt requested with postage prepaid to the other party at the appropriate address set forth below, or to such other address as may be designated by written notice similarly given by either party to the other. All notices shall also be effective if in writing, when received, with confirmation thereof, by mail as provided above, fax, personal delivery, courier service or electronic transmission if proof of delivery is obtained, and if sent via e-mail, proof of sending and the opening of the e-mail is required, followed by written notification in any manner provided above.

(I)	If to the Company:

Dynacq International, Inc.

4301 A Vista

Pasadena, Texas 77504 Attn:

Chairman and CEO

Cc: Philip Chan, CFO

cc: Eric Carter, General Counsel

If to the Employee:

Richard Valentine

18. GOVERNING LAW, JURISDICTION, VENUE, AND ATTORNEYS’ FEES. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. IN THE EVENT OF ANY CONFLICT RELATING TO OR ARISING OUT OF THIS AGREEMENT, IN WHOLE OR IN PART, THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL DISTRICT COURTS IN HOUSTON, HARRIS COUNTY, TEXAS AND AGREE TO EXCLUSIVE VENUE IN SUCH COURTS. IN THE EVENT OF LEGAL PROCEEDINGS HEREUNDER, THE PARTY SUBSTANTIALLY PREVAILING ON THE MERITS SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES AND COSTS. ANY PARTY MAY REQUEST AND OBTAIN A NON-BINDING MEDIATION

HEARING AFTER FILING A LAWSUIT HEREUNDER IN HOUSTON, TEXAS, WITH COSTS TO BE SHARED EQUALLY, AND THE MEDIATOR SHALL BE APPOINTED BY THE COURT IF THE PARTIES CANNOT AGREE TO A MEDIATOR.

19. ENTIRE AGREEMENTS AND AMENDMENTS. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein (except with respect to “Options” or “Awards” as defined in the Stock Plan, whether referred to herein or hereafter arising, the terms of the Stock Plan and/or the later agreement relating to any Stock Plan Award or Option shall control) and this Agreement supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof; this Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought. In the event of any conflict, ambiguity, inconsistency, or outright differences between the parties’ rights under the Merger Documentation, the agreement that addresses the matter with the greatest specificity shall control.

20. HEADINGS. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21. SEPARABILITY. If any provisions of this Agreement are rendered or declared illegal, invalid, or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

22. ASSIGNMENTS. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise. The rights and obligations of the Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except to a successor in interest to substantially all of the assets or business interests or ownership of the Company or the Company Group, whether directly or indirectly, as provided above.

23. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. SURVIVAL OF CERTAIN TERMS. The terms contained in Sections 12,13,14,15 and 16 shall survive the termination of this Agreement for any reason, whether terminated by Company or Employee.

25. CONSTRUCTION OF AGREEMENT. The parties hereto acknowledge, stipulate and agree that this Agreement was jointly prepared, negotiated and drafted by the parties and their respective counsel, and agree that the presumption of a favorable interpretation for the nondrafting party in the event of ambiguity or any other matter of interpretation shall not apply.

26. BREACH OF EMPLOYEE’S COVENANTS. If Employee breaches or threatens to breach Sections 12, 13, 15 or 16 hereof, Employee specifically acknowledges that such breach or breaches shall be conclusively presumed to cause irreparable harm to the Company or Company Group entitling it to all equitable relief available at law or in equity including but not limited to a temporary restraining order, a temporary injunction and a permanent injunction and Employee stipulates and acknowledges that monetary recovery shall not be sufficient alone to compensate the Company in such events and waives proof thereof and the necessity for the Company to post a bond, except for the minimum amount permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date stated in the initial paragraph above.

EMPLOYEE:

/s/ Richard Valentine
Richard Valentine

EMPLOYER:

Dynacq International, Inc.

By:	/s/ Sarah C. Garvin
Sarah C. Garvin, COO